UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 4, 2009
PACIFIC OFFICE PROPERTIES TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-9900	86-0602478

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

233 Wilshire Blvd. Suite 830 Santa Monica, California	90401

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (310) 395-2083
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On February 4, 2009, Pacific Office Properties Trust, Inc. (the “Company”) determined that it would restate its unaudited consolidated financial statements as of and for the quarterly period ended June 30, 2008 (the “Form 10-Q”) to correct the allocation of loss at the consolidated subsidiary, Pacific Office Properties, L.P. (the “OP”), between the preferred and common unit holders. The Company did not properly consider the preference allocation to the preferred unit holders prior to allocating the remaining loss between the general and limited partners of the OP, which is required under the partnership agreement. Accordingly, net loss was overstated by $0.584 million, net loss per share was overstated by $0.20 per share, the minority interest allocation for the period was understated by $0.584 million, minority interest was overstated by $0.162 million and stockholders’ equity was understated by $0.162 million. The Company will restate the unaudited financial statements in the June 30, 2008 Form 10-Q to correct the error. Accordingly, the previously issued financial statements of the Company for the quarterly period ended June 30, 2008 should no longer be relied upon.
     The Company’s principal executive officer and principal finance officer discussed these issues with the Company’s Audit Committee and with its independent registered public accountants. The above corrections do not have an adverse impact on any covenants associated with the Company’s debt facilities.
      The Company's management, in consultation with the Company's Audit Committee, has concluded that the error reported in this Item 4.02 constitutes a material weakness in the Company's internal control over financial reporting as defined by the Public Company Accounting Oversight Board.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

By: Name:	/s/ James M. Kasim James M. Kasim
Title:	Chief Financial Officer
Dated: February 5, 2009